Exhibit 21.1

Subsidiaries

Gridsum Holding (China) Limited (Hong Kong)

Dissector (Beijing) Technology Co., Ltd. (PRC)

Consolidated Affiliated Entities

Gridsum Holding (Beijing) Co., Ltd. (PRC)

Beijing Gridsum Technology Co., Ltd. (PRC)

Beijing Moment Everlasting Ad Co., Ltd. (PRC)

Guoxinjunhe (Beijing) Technology Co., Ltd. (PRC)

Beijing Yunyang Ad Co., Ltd. (PRC)